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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
TransWestern Publishing, L.L.C.:

We consent to the inclusion of our report dated February 7, 2001, with respect to the consolidated balance sheets of Worldpages.com, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Amendment No. 1 to Form S-4 of TransWestern Publishing, L.L.C. dated September 28, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.



                                          /s/ KPMG LLP
                                          -------------------------------------
                                              KPMG LLP



St. Louis, Missouri
October 18, 2001